EX-99.2
Exhibit 99.2

Offer to Purchase

ASGI CORBIN MULTI-STRATEGY FUND, LLC
c/o BNY Mellon Alternative Investment Services
400 Bellevue Parkway 19C-0204
Wilmington, DE 19809
(866) 211-4521

Offer to Purchase
Units of Limited Liability Company Interest at Net Asset Value
Dated September 23, 2011

Letters of Transmittal Must Be
Received by BNY Mellon Alternative Investment Services
By October 21, 2011

The Offer Will Expire at
Midnight, Eastern Standard Time, on October 21, 2011,
Unless the Offer is Extended

To the Unitholders of ASGI Corbin Multi-Strategy Fund, LLC:

ASGI Corbin Multi-Strategy Fund, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the “Fund”), is offering to purchase on the terms and conditions set forth in this offer to purchase (“Offer to Purchase”) and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”) an amount of units of limited liability company interest (“Units”) or portions of Units up to $9,062,000 (the “Offer Amount”) at a price equal to their net asset value as of December 31, 2011 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Early Withdrawal Charge (as defined below).  (As used in this Offer, the term “Unit,” or “Units,” as the context requires, shall refer to the units in the Fund and portions thereof representing units of limited liability company interest in the Fund and those units that have been tendered for repurchase.)  The holders of the Fund’s Units (each, a “Unitholder”) that desire to tender Units for purchase must do so by 12:00 midnight, Eastern Time on October 21, 2011 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s board of managers (the “Board”).  The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Unitholders to tender Units for purchase is called the “Notice Due Date” and is the date upon which the Offer expires.  This Offer is being made to all Unitholders of the Fund and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Fund’s Registration Statement dated as of January 4, 2011, as it may be supplemented or amended from time to time (the “Registration Statement”).

Unitholders should realize that the value of the Units tendered in this Offer will likely change between the most recent time net asset value was calculated and the Valuation Date, as of which the value of the Units tendered to the Fund will be determined for purposes of calculating the purchase price of such Units, and such change could be material. The Fund’s administrator calculates the net asset value monthly based on, among other things, the information received from the managers of the Investment Funds in which it invests. Any tendering Unitholders that wish to obtain the estimated net asset value of their Units on this basis should contact the Support Desk of Alternative Strategies Group, Inc. (the “Investment Adviser”) at (866) 440-7460 Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time).

Unitholders desiring to tender all or any portion of their Units in the Fund in accordance with the terms of the Offer should complete and sign the appropriate forms in accordance with the procedures in the Offer to Purchase.

IMPORTANT

NONE OF THE FUND, THE INVESTMENT ADVISER, CORBIN CAPITAL PARTNERS, L.P. OR ANY OF THE MEMBERS OF THE BOARD MAKE ANY RECOMMENDATION TO ANY UNITHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. UNITHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER UNITS, AND, IF SO, THE PORTION OF THEIR UNITS TO TENDER.

BECAUSE EACH UNITHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER UNITHOLDERS SHOULD TENDER UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund’s Investment Adviser.

Alternative Strategies Group, Inc. c/o BNY Mellon Alternative Investment Services 400 Bellevue Parkway 19C-0204 Wilmington, DE 19809 Phone: (866) 211-4521 Fax: (508) 599-6137

(ii)

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

1. Background and Purpose of the Offer	2

2. Offer to Purchase and Price	2

3. Amount of Tender	3

4. Procedure for Tenders	3

5. Withdrawal Rights	3

6. Purchases and Payment	4

7. Certain Conditions of the Offer	5

8. Certain Information About the Fund	6

9. Certain Federal Income Tax Consequences	6

10. Miscellaneous	7

Financial Statements	7

(iii)

SUMMARY TERM SHEET

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In accordance with the Fund’s Limited Liability Company Agreement and its Registration Statement, the Fund’s Board has approved an offer to purchase your Units at their net asset value on the Valuation Date, less any Early Withdrawal Charge (as defined below).  The Fund is offering to purchase up to the Offer Amount, which is $9,062,000 of the Fund’s outstanding Units as of the Valuation Date. This Offer will remain open until midnight, Eastern Standard Time, on October 21, 2011 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Board. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline and expiration date for the Unitholders to tender Units for purchase is called the “Notice Due Date,” and is the date upon which the Offer expires.  Net asset value will be calculated for this purpose as of December 31, 2011 or at a later date determined by the Fund if the Offer is extended (in each case, the “Valuation Date”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

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Following this summary is a formal notice of the offer to repurchase your Units. The offer remains open until the Notice Due Date. Until that time, you have the right to change your mind and withdraw any tenders of your Units.  Units withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein.  If the Fund has not yet accepted your tender of Units on or prior to November 21, 2011 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Units after November 21, 2011.  To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 8 below.  If you would like the Fund to purchase your Units, you should mail a completed and executed Letter of Transmittal (the Tender Offer Form will suffice), which is attached hereto, to Alternative Strategies Group, Inc., c/o BNY Mellon Alternative Investment Services (“BNY Mellon”), at 400 Bellevue Parkway 19C-0204 Wilmington, DE 19809, Attention: ASGI Corbin Multi-Strategy Fund or fax it to BNY Mellon at (508) 599-6137, Attention: ASGI Corbin Multi-Strategy Fund, so that it is received by 12:00 midnight Eastern Standard Time on October 21, 2011.  Generally, Units being tendered by Unitholders pursuant to a repurchase offer will need to be tendered by Unitholders at least sixty-five (65) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to Alternative Strategies Group, Inc. (the “Investment Adviser”) by certified mail, return receipt requested, or by facsimile transmission.  The value of your Units will likely change between the most recent time net asset value was calculated and the Valuation Date, when the value of your Units will be determined for purposes of calculating your purchase price.

●
If you would like to obtain the estimated net asset value of your Units, which the Fund’s administrator calculates monthly based on, among other things, the information received from the managers of the Investment Funds in which the Fund invests, you may contact the Support Desk of the Investment Adviser at (866) 440-7460 Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time). Please note that we have the right to cancel, amend or postpone this offer at any time prior to the earlier of the Valuation Date (as such may be extended if the Notice Due Date is extended) or when the tendered Units have been accepted by the Fund.

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A Unitholder may tender all or a portion of its Units.  Unitholders who tender all or a portion of their Units prior to holding such Units for at least 180 consecutive days will be subject to an early withdrawal charge due to the Fund equal to 2.0% of the amount requested to be purchased, to be netted against withdrawal proceeds (the “Early Withdrawal Charge”).  A Unitholder who tenders for repurchase only a portion of its Units will be required to maintain a minimum capital account balance equal to such amount as may be fixed from time to time by the Board, currently $50,000. Units tendered for repurchase will be treated as having been repurchased on a “first in - first out” basis.  Therefore, the portion of  Units  repurchased will be deemed to have been taken from the earliest Units purchased by such Unitholder.

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The Fund intends to make an initial payment (“Initial Payment”) for repurchased Units as follows: (A) for Unitholders from whom the Fund accepts for repurchase only a portion of their Units, the Fund intends to pay 100% of the unaudited net asset value of the Units repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Units; and (B) for Unitholders from whom the Fund accepts for repurchase all of their Units, the Fund intends to pay 95% of the unaudited net asset value of the Units repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Units.  Initial Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Investment Adviser, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of Units, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value, the balance of such estimated net asset value.  The Fund will pay the balance, if any, of the purchase price (the “Final Payment”) based on the audited financial statements of the Fund for the fiscal year in which such repurchase was effective.  This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected.

1.      Background and Purpose of the Offer. The purpose of the Offer is to provide liquidity to Unitholders who hold Units as contemplated by and in accordance with the procedures set forth in the Registration Statement. The Registration Statement provides that the Board has the discretion to determine whether the Fund will purchase Units from Unitholders from time to time pursuant to written tenders. Because there is no secondary trading market for Units and transfers of Units are prohibited without prior approval of the Fund, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Unitholders of the Fund to provide liquidity for Units as contemplated in the Registration Statement. The Board intends to consider the continued desirability of the Fund making an offer to purchase Units approximately four times each year, but the Fund is not required to make any such offer.

The purchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Unitholders who do not tender Units, absent offsetting new investments by existing and/or new Unitholders. Unitholders who retain their Units may be subject to increased risks that may possibly result from a reduction in the Fund’s aggregate assets resulting from payment for the Units tendered. These risks include the potential for greater volatility due to possible decreased diversification. A reduction in the aggregate assets of the Fund may result in Unitholders who do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional purchases of Units are made by new and/or existing Unitholders from time to time, although there can be no assurances that such additional purchases will occur.

A Unitholder who tenders all or a portion of his or her Units prior to holding such Units for at least 180 consecutive days will be subject to an Early Withdrawal Charge due to the Fund equal to 2.0% of the amount requested to be purchased, to be netted against withdrawal proceeds. In determining whether the repurchase of Units is subject to a redemption fee, the Fund will repurchase those Units held the longest first.  A Unitholder who tenders for repurchase only a portion of its Units will be required to maintain a minimum capital account balance equal to such amount as may be fixed from time to time by the Board, currently $50,000.

2.      Offer to Purchase and Price. The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to the Offer Amount of those outstanding Units that are properly tendered and not withdrawn (as provided in Section 5 below).

If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Units, the net asset value of such Units will be determined approximately sixty-five (65) days after the tender offer actually expires. The Fund reserves the right to extend, amend or cancel the Offer as described herein. The purchase price of  Units tendered will be their net asset value as of the close of business on the Valuation Date.

As of the close of business on September 1, 2011, the Fund had approximately $37,429,139 in net assets.  The Fund’s administrator calculates the Fund’s net asset value monthly based on, among other things, information received from the managers of the Investment Funds in which the Fund invests. Unitholders may obtain this information by contacting the Support Desk of the Investment Adviser at (866) 440-7460, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time). Of course, the value of the Units tendered by the Unitholders likely will change between the most recent time net asset value was calculated and the Valuation Date.

3.      Amount of Tender. Subject to the limitations set forth below, Unitholders may tender all of their Units or a portion of their Units. The Offer is being made to all Unitholders of the Fund and is not conditioned on any minimum amount of Units being tendered.

If the amount of the Units that are properly tendered pursuant to the Offer and not withdrawn is less than or equal to the Offer Amount, the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Units so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer. If more than the Offer Amount of Units is duly tendered to the Fund and not withdrawn before the expiration of the Offer, the Fund will, in its sole discretion, either (a) accept the additional Units permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (c) accept Units tendered on or before the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Units. The Fund has been informed that some or all of the seed investors intend to tender some or all of their Units to the Fund in response to the offer.  Certain of the seed investors are affiliates of the Subadviser.  At the present time, the Fund is not aware of any intentions of any other Fund affiliates, officers or Managers to have their Units acquired in this tender offer.

4.      Procedure for Tenders. Unitholders wishing to tender Units pursuant to the Offer should mail a completed and executed Letter of Transmittal (the Tender Offer Form will suffice), which is attached hereto, to Alternative Strategies Group, Inc., c/o BNY Mellon, at 400 Bellevue Parkway 19C-0204 Wilmington, DE 19809, Attention: ASGI Corbin Multi-Strategy Fund or fax it to BNY Mellon at (508) 599-6137, Attention: ASGI Corbin Multi-Strategy Fund, so that it is received by 12:00 midnight Eastern Standard Time on October 21, 2011.  Generally, Units being tendered by Unitholders pursuant to a repurchase offer will need to be tendered by Unitholders at least sixty-five (65) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to the Investment Adviser by certified mail, return receipt requested, or by facsimile transmission.

Unitholders wishing to confirm receipt of a Letter of Transmittal may contact the Investment Adviser at (866) 440-7460. The method of delivery of any documents is at the election and complete risk of the Unitholder tendering Units, including, but not limited to, the failure of the Investment Adviser to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Units or any particular Unitholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor the Investment Adviser nor any of the Managers of the Fund shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.      Withdrawal Rights. Until the Notice Due Date, Unitholders have the right to change their minds and withdraw any tenders of their Units.  Units withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described in Section 4.  Pursuant to Rule 13e-4 of the Exchange Act, if the Fund has not yet accepted a Unitholder’s tender of Units on or prior to November 21, 2011 (i.e., the date 40 business days from the commencement of the Offer), a Unitholder will also have the right to withdraw its tender of its Units after November 21, 2011.  To be effective, any notice of withdrawal must be timely received by BNY Mellon at the address or fax number set out on the first page of the Letter of Transmittal.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding.  A tender of Units properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.  To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 8 below.

6.      Purchases and Payment. For purposes of the Offer, the Fund will be deemed to have accepted Units that are tendered when it gives written notice to the tendering Unitholder of its election to purchase such Units. The purchase price of Units tendered by any Unitholder will be the net asset value thereof as of the close of business on the Valuation Date. If the Fund elects to extend the tender period, the net asset value of tendered Units will be determined approximately sixty-five (65) days after the tender offer actually expires. The net asset value will be determined after all allocations to accounts of the Unitholders required to be made by the Registration Statement have been made.

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The Fund intends to make an Initial Payment for repurchased Units as follows: (A) for Unitholders from whom the Fund accepts for repurchase only a portion of their Units, the Fund intends to pay 100% of the unaudited net asset value of the Units repurchased determined as of the Valuation Date, less any Early Withdrawal Charge relating to such Units; and (B) for Unitholders from whom the Fund accepts for repurchase all of their Units, the Fund intends to pay 95% of the unaudited net asset value of the Units repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Units.  Initial Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Investment Adviser, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of Units, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value, the balance of such estimated net asset value.  The Fund will pay the Final Payment, which is the balance, if any, of the purchase price based on the audited financial statements of the Fund for the fiscal year in which such repurchase was effective.  This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected.

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Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities.

The repurchase of Units is subject to regulatory requirements imposed by the Securities and Exchange Commission (“SEC”).  The Fund’s repurchase procedures are intended to comply with such requirements.  However, in the event that the Board determines that modification of the repurchase procedures described above is required or appropriate, the Board will adopt revised repurchase procedures as necessary to ensure the Fund’s compliance with applicable regulations or as the Board in its sole discretion deems appropriate.  Following the commencement of an offer to repurchase Units, the Fund may suspend, postpone or terminate such offer in certain circumstances upon the determination of a majority of the Board, including a majority of the Managers that are “not interested” as that term is defined under the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Managers”), that such suspension, postponement or termination is advisable for the Fund and its Unitholders, including, without limitation, circumstances as a result of which it is not reasonably practicable for the Fund to dispose of its investments, to determine the value of its net assets, or other unusual circumstances.

Each Unitholder whose Units (or portion thereof) have been accepted for repurchase will continue to be a Unitholder of the Fund until the Valuation Date (and thereafter if its Units are repurchased in part) and may exercise its voting rights with respect to the repurchased Units until the Valuation Date.  Moreover, the account maintained in respect of a Unitholder whose Units (or portion thereof) have been accepted for repurchase will be adjusted for the net profits or net losses of the Fund through the Valuation Date, and such Unitholder’s account shall not be adjusted for the amount withdrawn, as a result of the repurchase, prior to the Valuation Date.

Upon its acceptance of tendered Units or portions of Units for repurchase, the Fund will maintain on its books (1) cash, (2) liquid securities or (3) interests in Investment Funds that the Fund has requested be withdrawn (or any combination of them), in an amount equal to the amount of accepted tendered Units.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value of the Units tendered and accepted by the Fund, the Final Payment.  The Fund may also seek to borrow amounts necessary to repurchase all or a portion of the tendered Units.

Payments for repurchased Units may require the Fund to liquidate portfolio holdings in Investment Funds earlier than Corbin Capital Partners, L.P. (the “Subadviser”) otherwise would liquidate such holdings, potentially resulting in losses (including the payment of early redemption fees), a reduction in the Fund’s tax efficiency and an increase in the Fund’s portfolio turnover.  The Fund may, but need not, maintain cash or borrow money to meet repurchase requests.  Such a practice could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

If a repurchase offer is oversubscribed by Unitholders who tender Units for repurchase (and not increased), the Fund may choose to repurchase only a pro rata portion of the Units tendered by each Unitholder.  Units tendered for repurchase will be treated as having been repurchased on a “first in - first out” basis.  Therefore, the portion of  Units  repurchased will be deemed to have been taken from the earliest Units purchased by such Unitholder. Except for the Early Withdrawal Charge and direct costs and expenses, such as wiring fees, the Fund does not presently intend to impose any charges on the repurchase of Units, although it may allocate to Unitholders whose Units are repurchased withdrawal or similar charges imposed by Investment Funds if the Subadviser determines to withdraw from one or more Investment Funds as a result of Unitholder repurchase tenders and such charges are imposed on the Fund.

A Unitholder who tenders for repurchase only a portion of its Units will be required to maintain a minimum capital account balance of $50,000 in the Fund.  Such minimum account balance requirement may be waived by the Fund, in its sole discretion.  The Fund reserves the right to reduce the portion of Units to be repurchased from a Unitholder so that the required minimum capital account balance is maintained, or to repurchase all of the tendering Unitholder’s Units.

The Fund expects that the purchase price for Units acquired pursuant to the Offer to Purchase, which will not exceed the Offer Amount (unless the Fund elects to purchase a greater amount), will be derived from: (1) cash on hand; (2) the proceeds of the sale of and/or delivery of securities and portfolio assets held by the Fund; and/or (3) possibly borrowings, as described below. None of the Fund, the Investment Adviser, the Subadviser or any of the officers or Managers of the Fund have determined at this time to borrow funds to purchase Units in connection with the Offer to Purchase.  However, depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase price.

7.           Certain Conditions of the Offer. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Unitholders of such extension. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Units, the net asset value of such Units will be determined approximately sixty-five (65) days after the tender offer actually expires. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time prior to the earlier to occur of the Valuation Date or when the tendered Units have been accepted by the Fund, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Units tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Units tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Unitholders.

Please note that the Fund has the right to cancel, amend or postpone this offer at any time prior to the earlier to occur of the Valuation Date (as such may be extended if the Notice Due Date is extended) or when the tendered Units have been accepted by the Fund. The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Units tendered pursuant to the Offer; (b) there is, in the Managers’ judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Unitholders if Units tendered pursuant to the Offer were purchased; or (c) the Independent Managers of the Fund determine that it is not in the best interest of the Fund to purchase Units pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.           Certain Information About the Fund. The Fund is registered under the 1940 Act, as a closed-end, non-diversified, management investment company and is organized as a Delaware limited liability company. The principal executive office of the Fund is located at 401 South Tryon Street, MAC D1050-052, Charlotte, NC 28202 and the telephone number is (866) 440-7460. Units are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Registration Statement. The president and principal financial officer of the Fund are Adam Taback and Michael Roman, respectively.  Their address is c/o Alternative Strategies Group, Inc., 401 South Tryon Street, MAC D1050-052, Charlotte, NC 28202 and the telephone number is (866) 440-7460.

None of the Managers or the Fund’s officers hold any Units as of July 31, 2011.  As of July 31, 2011, the Fund’s seed investors, certain of whom are affiliates of the Subadviser, collectively hold 50.15% of the Fund’s outstanding Units, and the Investment Adviser holds 0.03% of the Fund’s outstanding Units.  The Fund has been informed that some or all of the seed investors intend to tender some or all of their Units to the Fund in response to the offer.

Other than transactions conducted pursuant to the continuous offering of Units, there have not been any transactions involving Units in the last 60 days.  The Fund’s previous tender offer for the repurchase of Units had an expiration date of July 19, 2011.

Subject to anticipated exemptive relief from the SEC, the Board has approved the creation of a second class of Units.  No Units in any such additional class have yet been issued and any such class if issued will not be subject to this repurchase offer. The creation of any additional classes of Units remains subject to the receipt of an exemptive order from the SEC.  None of the Fund, the Investment Adviser, the Subadviser, or any of the Managers has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund (other than as the Subadviser determines may be necessary or appropriate to fund all or a portion of the purchase price for Units acquired pursuant to the Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) aside from the appointment of Dennis Schmal as an additional Manager on the Fund’s Board, effective as of September 21, 2011, any change in the identity of the Investment Adviser, the Subadviser or the officers or Managers of the Fund or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board, or to fill any existing vacancy on the Board or to change any material term of the investment advisory arrangement with the Investment Adviser, subadvisory arrangement with the Subadviser, or employment contract of any executive officer; (5) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act (except as discussed herein); (6) the acquisition by any person of additional Units (other than the Fund’s intention to accept subscriptions for Units on the first day of each month and from time to time in the discretion of the Investment Adviser), or the disposition of Units (other than through periodic purchase offers, including the Offer); or (7) any changes in the Fund’s limited liability company agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund by any person.

9.  Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Units by the Fund from Unitholders pursuant to the Offer. Unitholders should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Units by the Fund pursuant to the Offer.

     The repurchase or transfer of Units may result in a taxable gain or loss to the tendering Unitholder. Different tax consequences may apply for tendering and non-tendering Unitholders in connection with a repurchase offer. For example, if a Unitholder does not tender all of his or her Units, such repurchase may not be treated as an exchange for U.S. federal income tax purposes and may result in deemed distributions to non-tendering Unitholders. On the other hand, Unitholders who tender all of their Units (including Units deemed owned by Unitholders under constructive ownership rules) will be treated as having sold their Units and generally will realize a capital gain or loss. Such gain or loss is measured by the difference between the Unitholder’s amount received and his or her adjusted tax basis of the Units. For non-corporate Unitholders, gain or loss from the transfer or repurchase of Units generally will be taxable at a U.S. federal income tax rate dependent upon the length of time the Units were held. Units held for a period of one year or less at the time of such repurchase or transfer will, for U.S. federal income tax purposes, generally result in short-term capital gains or losses, and those held for more than one year will generally result in long-term capital gains or losses.

Additionally, any loss realized on a disposition of Units of the Fund may be disallowed under “wash sale” rules to the extent the Units disposed of are replaced with other Units of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the Units are disposed of, such as pursuant to a dividend reinvestment in Units of the Fund.  If disallowed, the loss will be reflected in an upward adjustment to the basis of the Units acquired.

Pursuant to Treasury Regulations directed at tax shelter activity, taxpayers are required to disclose to the Internal Revenue Service certain information on Form 8886 if they participate in a “reportable transaction.”  A transaction may be a “reportable transaction” based upon any of several indicia with respect to a Unitholder, including the recognition of a loss in excess of certain thresholds (for individuals, $2 million in one year or $4 million in any combination of years).  Unitholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Units.

10. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Unitholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Unitholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting the Investment Adviser at (866) 440-7460 or from the SEC’s website, http://www.sec.gov. For a fee, a copy may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. (For more information about its operation call (202) 551-8090).

Financial Statements

The Fund will prepare, and transmit to Unitholders, an unaudited semi-annual and an audited annual report with financial statements of the Fund and the schedule of investments of the Fund within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.  The Fund registered as an investment company under the 1940 Act on January 4, 2011.  Accordingly, reference is made to the audited financial statements of the Fund for the period ended March 31, 2011, which were filed with the SEC on Form N-CSR on June 6, 2011 (File number 811-22517), and which are incorporated by reference in their entirety for the purpose of filing this Schedule TO.  The Fund mailed these audited annual reports to Unitholders on or about May 31, 2011.  Copies of the Fund’s financial information may be found on the SEC’s website at www.sec.gov or may be obtained free of charge by calling BNY Mellon at 1-866-211-4521.